                                                                    EXHIBIT 10.1


                                MASTER AGREEMENT


                             DATED 24th JUNE, 1998



                                    BETWEEN



                         1)  EBONE HOLDING ASSOCIATION


                                 2)  EBONE A/S


                    3)  HERMES EUROPE RAILTEL HOLDINGS B.V.


                  4)  HERMES EUROPE RAILTEL (IRELAND) LIMITED

                               TABLE OF CONTENTS

                                                                                                                     PAGE

1        INTERPRETATION                                                                                                  4

2        IMPLEMENTATION                                                                                                  5

3        ISSUANCE OF SHARES                                                                                              5

4        TRANSMISSION CAPACITY                                                                                           6

5        RESTRUCTURING OF EBONE                                                                                          6

6        SHARE OFFER                                                                                                     6

7        AUTHORITY                                                                                                       7

8        CONFIDENTIALITY                                                                                                 7

9        PUBLICITY                                                                                                       8

10       ENTIRE CONTRACT                                                                                                 9

11       VARIATION                                                                                                       9

12       NO WAIVER                                                                                                       9

13       NOTICES                                                                                                         9

14       TERMINATION                                                                                                    10

15       ASSIGNMENT                                                                                                     10

16       FURTHER ASSURANCES                                                                                             10

17       DISPUTE RESOLUTION AND GOVERNING LAW                                                                           11


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APPENDICES

A.   EBONE Shareholders Agreement
B.   EBONE INC. Articles of Association
C.   HER-P Guarantee (re: SHA)
D.   Transmission Capacity Agreement
E.   HER-I's Standard Terms
F.   HER-P Guarantee (re: TCA)
G.   Draft EBONE Newco B.V. Articles of Association
H.   EBONE B.V. Shareholders Agreement
I. Extract of Minutes of Meeting No. 10A of the Board of EBONE and EHA dated 23 June 1998
J.   Extract of Minutes of the Extraordinary General Assembly of EHA dated
     23 June 1998
K. Extract of Minutes of Meeting No. 10B of the Board of EBONE and EHA dated 23 June 1998
L.   Extract of Minutes of the General Assembly of EBONE dated 23 June 1998
M.   Extract of Minutes of Extraordinary General Assembly of EBONE dated
     24 June 1998
N.   Documents provided by EBONE
O.   Share Subscription Agreement
P.   Opinion of McCann Fitzgerald (re: HER-I)
Q.   Documents provided by HER-P
R.   Documents provided by HER-H


                                                                    Page 3 of 11
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THIS AGREEMENT IS MADE THIS 24TH DAY OF JUNE, 1998
BY AND BETWEEN:

1. EBONE HOLDING ASSOCIATION, an association registered in Copenhagen as number LEV 244815 and having its place of business at Vermundsgade 5, 2100 Copenhagen, Denmark, hereinafter "EHA";

2. EBONE A/S, a private limited liability company, registered in Copenhagen as number A/S 231925 and having its place of business at Vermundsgade 6, 2100 Copenhagen, Denmark, hereinafter "EBONE" or "the Company";

3. HERMES EUROPE RAILTEL HOLDINGS B.V., a private limited liability company registered in The Netherlands under number 33299402 (Amsterdam) and having its place of business at Strawinskylaan 305, 1077 XX Amsterdam, Netherlands, hereinafter "HER-H"; and

4. HERMES EUROPE RAILTEL (IRELAND) LIMITED, a company incorporated with limited liability under the laws of the Republic of Ireland as company number 276431 and whose registered office is 2 Custom House Plaza, Harbourmaster Place, Dublin 1, Ireland, hereinafter "HER-I";


Hereinafter collectively referred to as "the Parties" and individually as a "Party".

WHEREAS:

A. EBONE was founded by EHA in 1996 to develop and operate Internet access for the members of EHA and for other customers according to market developments;

B. HER-I is a wholly-owned subsidiary of Hermes Europe Railtel B.V. ("HER-P") which leases telecommunication transmission capacity to telecommunication operators and other service providers on a carriers' carrier basis;

C. HER-H is a wholly-owned subsidiary of HER-P which operates as a holding company;

D. In an agreement dated 18 September 1997, HER-P and EBONE entered into a Transmission Capacity Agreement pursuant to which HER-P agreed to lease transmission capacity to EBONE;

E. HER-P assigned its rights and obligations under the agreement dated 18 September 1997 to HER-I on March 27, 1998, with the consent of EBONE;

F. EBONE now wishes to obtain the supply of additional telecommunications transmission capacity from HER-I;

G. The Parties have agreed that the funds required to finance the purchase of such additional capacity shall be obtained through the sale by EBONE to HER-H of shares in EBONE;

H. The Parties wish to make provision for the subsequent restructuring of EBONE and to provide an opportunity for members of EHA to subscribe for shares in EBONE or the restructured company;

I. The Parties now wish to define their basic rights and obligations under the arrangements described above and to make provision for their implementation.

NOW IT IS HEREBY AGREED AS FOLLOWS:  Interpretation

1        INTERPRETATION

1.1 The following definitions shall apply in this Agreement and in the Appendices hereto:





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Affiliated Company:               in relation to any Shareholder, a company
                                  which (a) is controlled in fact by the
                                  Shareholder, and (b) fifty-one (51)% of the shares of which are owned by the Shareholder;

Agreement:                        this Agreement and all annexes, appendices,
                                  attachments, and schedules hereto;

Appendix:                         an Appendix to this Agreement;

Members: the entities as listed in Annex 2 to the Shareholders' Agreement appended hereto as Appendix A;

1.2 Any inconsistencies between the documents forming part of this Agreement shall be resolved by giving them the following order of precedence, unless expressly stated to the contrary:

         (a)     The Appendices;
         (b)     The main body of this Agreement but excluding the Appendices.

1.3 References in this Agreement to any Party shall include that Parties' employees, agents, successors (whether by operation of law or otherwise) and permitted assigns.

1.4 Headings are included in this Agreement for ease of reference only and shall not affect the interpretation or construction of this Agreement.

1.5 All documentation exchanged between the parties pursuant to this Agreement shall be in English.

2        IMPLEMENTATION

2.1 The Parties will enter into a series of transactions as described in Articles 3 to 6. Each of these transactions will take place in the sequence in which they are described. It is a condition of each transaction that all of the other transactions shall be entered into on the same day.

3        ISSUANCE OF SHARES

3.1 For purposes of this Agreement, the Parties have agreed on a valuation of EBONE of ECU 30 million.

3.2 HER-H will subscribe for 51,000 shares in EBONE with a nominal value of DKK 1,000 each with the intent that HER-I will become owner of 75% of the shares in EBONE. EHA and EBONE will cause the nominal share capital of EBONE to be increased from DKK 17 million to DKK 68 million for this purpose. HER-H will make a cash payment of ECU 90 million to EBONE for the shares.

3.3 In order to give effect to the transaction contemplated by Article 3.2, EBONE and HER-H will enter into a Share Subscription Agreement in the form appended hereto as Appendix O.

3.4      Thereupon, the Parties will

         (a) enter into a Shareholders' Agreement in the form appended hereto as Appendix A; and

         (b) cause the Articles of Association of EBONE to be amended in the manner provided in Appendix B.

3.5 The shares issued to HER-H will be free from all claims, liens, charges and encumbrances and together with all rights attached or accruing thereto.

3.6 HER-H will procure from HER-P a guarantee of its due performance of its obligations under the Shareholders' Agreement. The Guarantee shall be in the form attached as Appendix C.

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4        TRANSMISSION CAPACITY

4.1 EBONE will enter into a Transmission Capacity Agreement with HER-I in the form appended hereto as Appendix D (the "TCA") under which HER-I will agree to supply transmission capacity to EBONE of a value equivalent to ECU 90 million. The ECU 90 million will be paid in cash at the date of signing of the TCA. HER-I's standard terms, including the terms summarized in Appendix E will apply. Capacity on the HER Network, including US connectivity will be available per the HER Ready For Service Date in the TCA. Prices will be as per Schedule 3 of the TCA. The term of the TCA will be 10 years. EBONE will be free to relocate capacity for up to 10 years, both between routes as well as in time (on a monthly basis), except where the Capacity provided is Europe-US.

4.2 EBONE and HER-I hereby terminate the Telecommunications Capacity Agreement between them dated 18 September 1997. No compensation shall be payable by either party to the other in respect of the termination. Services currently being provided by HER-I under the agreement of 18 September 1997 will be continued by HER-I, without interruption, under the TCA.

4.3 HER-I will procure from HER-P a guarantee of HER-I's due performance of its obligations under the TCA. The Guarantee shall be in the form attached as Appendix E.


5        RESTRUCTURING OF EBONE

5.1 The Parties will co-operate in the implementation of a restructuring plan for EBONE pursuant to which

         (a)     A new Dutch holding company will be formed ("Ebone Newco
                 B.V.");
         (b) EHA and HER-H will swap their shares in EBONE for shares in Ebone Newco B.V., which will then own 100% of the shares of EBONE.

5.2 The Articles of Association of Ebone Newco B.V. will be substantially in the form attached hereto as Appendix G. The parties will meet to discuss differences between the Articles of EBONE (Appendix B) and the Articles of Ebone Newco B.V. (Appendix G).

5.3 The Parties will enter into (and cause Ebone Newco B.V. to enter into) a Shareholders' Agreement which will be substantially in the form attached hereto as Appendix H.

5.4 The transactions contemplated by this Article will be undertaken as soon as possible, but only after the parties have applied for and obtained a tax ruling from the Danish and Dutch authorities confirming that the swap as described in Clause 5.1(b) will not have any adverse tax consequences for the Parties. If the Parties do not obtain a favourable tax ruling by 1 December 1998, HER-H will have the option, exercisable until 4 December 1998, of requiring that the Parties proceed with the restructuring on condition that HER-H will indemnify EHA in respect of any such adverse tax consequence for it.

5.5 Upon completion of the share swap referred to in Article 5.1, the EBONE Shareholders' Agreement (Appendix A) shall, notwithstanding any provision therein to the contrary, terminate.

5.6 The Boards of Directors and Management of EBONE and Ebone Newco B.V. shall be identical.

5.7 HER-H and EHA bind themselves to vote their shares in EBONE and in Ebone Newco B.V. in the manner necessary to give effect to the arrangements described in this Article.

6        SHARE OFFER

6.1 Members of the EHA will be invited to subscribe to 32% of the shares of EBONE or a nominal value of up to DKK 32 million, thus bringing the share capital up to DKK 100 million for a total consideration of up to ECU 56.47 million (to be reduced proportionately if the entire percentage allocated

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         is not taken up). There will be restriction of any single Member acquiring, directly or indirectly, more than ten (10)% of the total shares in EBONE. If the offering is oversubscribed by Members, shares will be allocated amongst them on a pro rata basis.

6.2 HER-H's holding of shares in EBONE will as a consequence be reduced from 75% to no less than 51% (depending on the number of shares taken by Members).

6.3      EHA will hold the balance of the shares (17% to 25%).

6.4      An offer to Members to subscribe for the shares referred to in Article
         5.1 will be circulated as soon as practical after execution of this Agreement. Members desiring to accept the offer will be required to sign and return a binding commitment letter by 15 September 1998. Shares will be issued no later than 31 December 1998.

6.5 It will be a condition to issuing of shares that any Member committed to take up shares shall agree to become a party to the relevant Shareholders Agreement (Appendix H, or if the restructuring contemplated by Article 5 does not proceed, Appendix A).

7        AUTHORITY

7.1 Attached hereto as Appendices I, J, K and L are copies of extracts of minutes of meetings of the Board of Directors and the General Assembly of EHA and EBONE of 23 of June 1998.

7.2 Attached hereto as Appendix M is a copy of an extract of the Minutes of a Meeting of the Extraordinary General Assembly of EBONE dated 24 June 1998.

7.3 Attached hereto as Appendix N are copies of the following documents provided by EBONE:

           1. Power of Attorney made by Ebone A/S dated 23 June 1998.
           2. Declaration re material changes.

7.4 Attached hereto as Appendix P is a copy of an opinion of McCann Fitzgerald, Solicitors, dated 23 June 1998 provided by HER-I.

7.5 Attached hereto as Appendix Q are copies of the following documents provided by HER-P:

           1. Unanimous Written Consent of the Board of Directors of GTS-Hermes Inc. with attached Minute of Resolution of Mr. Jan Loeber;
           2. Notarial Declaration;
           3. Extract from Register of Commerce (translation);
           4. Extract of Minutes of Meeting of Board of Supervisory Directors;
           5. Opinion of Richards, Layton and Finger dated 23 June 1998.

7.6 Attached hereto as Appendix R are copies of the following documents provided by HER-H:

           1. Minute of Resolution of Sole Director Mr. Jan Loeber;
           2. Notarial Declaration;
           3. Extract from Register of Commerce (translation).

7.7 Nothing in this Agreement is intended to impose any liability on any member of EHA, except in a case where such member becomes a Shareholder of EBONE or Ebone Newco B.V. pursuant to a Shareholders' Agreement (Appendices A and H).

8        CONFIDENTIALITY

8.1 Each Party shall promptly supply to the other such information and assistance which the other may reasonably request to enable it to perform its obligations under this Agreement. Each Party shall ensure that information provided to other Parties in accordance or in connection with this Agreement is correct to the best of its knowledge at the time that it is provided.

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8.2      Each Party shall keep in confidence all confidential information and will not (and will use its reasonable endeavours to ensure that its directors, employees, officers, servants, agents, Affiliated Companies and professional advisers will not) disclose such information to any third party other than in accordance with this Agreement. Each party shall exercise no lesser degree of care in relation to confidential information than it would apply to its own confidential information.

8.3      The following disclosures shall not constitute a breach of Clauses
         8.2:

         (a)     a disclosure authorized in writing;

         (b) publication of confidential information in accordance with a statutory or other regulatory requirement or pursuant to an order of a competent court or tribunal;

         (c) a disclosure made to any regulator or any expert or arbitrator appointed in accordance with the provisions of this Agreement to the extent that such disclosure is a legal requirement;

         (d) a disclosure made to financial institutions, a lender of funds or a financial advisor where such disclosure is required as part of an arrangement for the financing or refinancing of such party; or

         (e) a disclosure to Shareholders or majority owned Group Companies of the party provided that any third party which receives confidential information pursuant to this provision has agreed to be bound by the restrictions contained in Clauses 8.2, 8.3 and 8.4 (a)-(e) in the same manner as it were a party to this Agreement.

8.4 The provisions of Clause 8.2 do not apply to any confidential information which:

         (a) enters into the public domain other than by reason of a breach of this Agreement;

         (b) is known to the party to which it is disclosed at the time of its disclosure;

         (c) is independently generated, developed or discovered at any time by or for the party to which it is disclosed;

         (d) is disclosed by a third party without any restriction on further disclosure; or

         (e) is necessary for the purposes of permitting a party to perform its obligations under this Agreement or a Capacity Order (as defined in the TCA) provided that any third party which receives confidential information pursuant to this provision has agreed to be bound by the restrictions contained in Clauses 8.2, 8.3 and 8.4 (a)-(e) in the same manner as if it were a party to this Agreement.

8.5 Confidential information shall only be used for the purposes for which it was disclosed and/or for the purposes of performing the obligations of the parties under this Agreement or a Capacity Order.

8.6 The obligations of confidentiality in this Clause 8 shall continue for five (5) years following the termination of this Agreement.


9        PUBLICITY

         (a) For the duration of this Agreement, any formal press release, public announcement, news release or other form of major publicity relating to this Agreement shall be made only after prior consultation between the Parties and mutual agreement as to the substantive contents thereof. No party shall unreasonably withhold or delay any consent required under this provision.

         (b) Where a formal press release, public announcement, news release, filings or other form of major publicity relating to the existence of this Agreement or its terms is required by the laws of any jurisdiction governing any of the Parties or in connection with the procurement of

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                 capital, no consultation or agreement between the Parties shall be required but the Company shall provide the Parties with advance copies prior to making any formal press release, public announcement, news release, filings or other form of major publicity.


10       ENTIRE CONTRACT

         This Agreement and its Appendices contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements among the Parties in relation to the same subject matter. Each Party confirms to each of the others that it is not relying on any representation, warranty, or commitment of any kind save as set out in or explicitly contemplated by this Agreement.


11       VARIATION

11.1 No variation, modification or addition to or cancellation of any provision of this Agreement shall be effective unless agreed in writing by a duly authorized representative of each of the Parties.

12       NO WAIVER

12.1 Failure by any party at any time to enforce any of the provisions of this Agreement shall neither be construed as a waiver of any rights or remedies hereunder nor in any way affect the validity of this Agreement or any part of it, and no waiver of a breach of this Agreement shall constitute a waiver of any subsequent breach.

12.2 Termination of this Agreement shall not operate as a waiver of any breach by a Party of any of the provisions thereof and shall be without prejudice to any rights or remedies of either Party which may arise as a consequence of such breach or which may have accrued hereunder up to the date of such termination.

12.3 No waiver of a breach of this Agreement shall be effective unless given in writing.


13       NOTICES

13.1 Any notice given under this Agreement shall be in writing and sent or delivered:

         in the case of EBONE, to:

                 EBONE A/S
                 Vermundsgade 5
                 DK-2100 Copenhagen
                 Denmark

                 Attention:  Frode Greisen

         in the case of EHA, to:

                 EBONE HOLDING ASSOCIATION
                 Vermundsgade 5
                 DK-2100 Copenhagen
                 Denmark

                 Attention:  Peter Rastl

         in the case of HER-I, to:

                 Hermes Europe Railtel (Ireland) Limited
                 2 Custom House Plaza
                 Harbourmaster Place
                 Dublin 1

                 Ireland

                 Attention:  Managing Director

         in the case of HER-H, to:
                 Hermes Europe Raitel B.V.
                 Terhulpsesteenweg 6A
                 1560 Hoeilaart
                 Belgium
                 Attention:  Managing Director
13.2     Any notice or communication shall be deemed to have been received:
                 o        if sent by facsimile transmission, when sent;

                 o if delivered by hand (including courier), when delivered;

                 o if sent by air mail (where appropriate), 5 working days after posting; or


                 o if sent by ordinary first class mail (where the recipient is within the same jurisdiction as the sender), 2 working days after posting.

         In proving posting it shall be sufficient to show that the envelope containing such notice or communication was properly addressed, stamped and posted.
13.3 Any Party may amend its address and facsimile number specified in Clause 13.1 by written notice to the other Parties.
14       TERMINATION
14.1 EBONE may terminate this Agreement immediately upon giving notice in writing to the other parties in the event that HER-H becomes bankrupt or insolvent; has sought protection from its creditors under any statute or legal process; has suffered or permitted a trustee, liquidator, receiver, receiver-manager or similar custodian to be appointed or to take possession of its property or assets; has voluntarily or involuntarily commenced proceedings for dissolution, liquidation or winding up; or has ceased to carry on business in the ordinary course.
14.2 If EBONE terminates this Agreement pursuant to Article 13.1, EBONE may by notice in writing to HER-H retract the shares issued to HER-H pursuant hereto in EBONE (or in the event that the share swap referred to in Article 5.1 is completed, in EBONE Newco B.V.), provided that EBONE pays to HER-H a sum equivalent to the value of the services rendered by HER-I under the TCA to the date of said notice calculated in accordance with Schedule 3 of the TCA.
15       ASSIGNMENT
15.1 This Agreement is personal to the Parties and may not be assigned by either of them without the consent of the other, except that HER-H may assign this Agreement to an Affiliated Company, and such an Affiliated Company may further assign to another Affiliated Company; provided always that HER-P guarantees the performance of the relevant Affiliated Company in the manner contemplated by Articles 3.6 and 4.3.
16       FURTHER ASSURANCES

         The Parties shall do, execute and perform and shall procure to be done, executed and performed all such further acts, deeds, documents and things as may be required from time to time to give full effect to this Agreement.

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17       DISPUTE RESOLUTION AND GOVERNING LAW.

17.1 All disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Paris and the language of arbitration shall be English.

17.2 This Agreement shall be governed by and construed in accordance with English Law.

Signed in four counterparts in Brussels

EBONE HOLDINGS                              HERMES EUROPE RAILTEL
                                            HOLDINGS B.V.

/s/ [Illegible]                             /s/ Jan Loeber
-----------------------------------         ------------------------------------
By:                                         By:    Hermes Europe Railtel B.V.
Title:                                             Jan Loeber
Date:                                       Title: Managing Director


EBONE A/S                                   HERMES EUROPE RAILTEL
                                            (IRELAND) LIMITED

/s/ [Illegible]                             /s/ [Illegible]
-----------------------------------         ------------------------------------
By:                                         By:
Title:                                      Title:
Date:                                       Date:





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